ASSET PURCHASE AGREEMENT

                                  by and among

                            COMPUTER HORIZONS CORP.,

                              RPM ASSOCIATES, INC.

                                       and

                                THE STOCKHOLDERS

                                 effective as of

                                  July 27, 1998






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         ASSET PURCHASE AGREEMENT (this  "Agreement"),  and effective as of July
27, 1998, by and among COMPUTER HORIZONS CORP., a New York corporation (the "Purchaser"), on the one hand, and RPM ASSOCIATES, INC., a Delaware corporation (the "Company") and the persons listed on Schedule A hereto, who are the owners of all of the outstanding shares of common stock of the Company, (each a "Stockholder," collectively the "Stockholders" and, together with the Company, the "Sellers") on the other hand.

                              W I T N E S S E T H:

         The Purchaser wishes to enter into a definitive agreement with the Company and the Stockholders for the acquisition of all the tangible and intangible assets of the Company used to conduct the Business (as hereinafter defined) on the terms hereinafter described.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. CERTAIN DEFINITIONS. In addition to those terms defined elsewhere herein, the following capitalized terms shall have the meanings indicated:

               (a) "Assumed Liabilities" means the following liabilities and obligations of the Company arising from or relating to the Business, except those liabilities which are described in Section 1(d) herein or listed on
Schedule 1(d) hereto (the "Excluded Liabilities"):

               (i)    the Service Contracts (as hereinafter defined);

               (ii) all accounts payable, accrued expenses and deferred payments received as reflected on the December 31, 1997 audited balance sheet of the Company or arising thereafter in the ordinary course of the Business;

               (iii) all other contracts, subcontracts, agreements, instruments and arrangements entered into by the Company in the ordinary course of the Business which (y) are identified on Schedule 1(a)(iii) hereto or (z) do not individually or in the aggregate involve an aggregate liability or obligation in excess of $100,000; and

               (iv) all other liabilities which the Purchaser and the Company agree will be assumed by the Purchaser and which are identified on Schedule 1(a)(iv) hereto.

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               (b)    "Business" means the business of providing strategic
business consulting, enterprise management and network engineering services as conducted by the Company.

               (c) "Excluded Assets" means the accounts receivable of the Company that as of March 31, 1998 were in excess of 180 days past due and which have not been collected by the Company as of the Closing Date (as hereinafter defined).

               (d) "Excluded Liabilities" means any liability not described in (i) through (iv) of Section 1(a), including without limitation, any liabilities or obligations arising from (a) obligations in respect of borrowed money other than the obligation specified on Schedule 1(a)(iv) hereto, (b) obligations of Sellers in respect of any securities (equity or debt) issued by Sellers, (c) any income, franchise, sales, payroll, withholding or other taxes,
(d) any expenses related to the negotiation, preparation and execution of this Agreement or the consummation of the transactions contemplated hereby, or (e) any liabilities or obligations listed on Schedule 1(d) hereto.

               (e) "Material Adverse Effect" shall mean any material adverse effect, individually or in the aggregate, on the condition (financial or otherwise), business, assets, operations or prospects of Seller, the Company or the Purchased Assets.

               (f) "Purchased Assets" means: all of the Company's right, title and interest in and to the Company's assets, other than the Excluded Assets or any assets listed on Schedule 1(f) hereto, (wherever located, tangible and intangible, real, personal or mixed, whether known or unknown and whether or not carried on the books and records of the Company) and the goodwill associated therewith, including but not limited to, the following:

               (i) all right, title and interest in and to the contracts, subcontracts, work orders, agreements, instruments and arrangements pursuant to which the Business is conducted including, without limitation, those which are identified on Schedule 1(f)(i) of this Agreement (the "Service Contracts");

               (ii) all computer software, inventions, trade secrets, licensed software and confidential information, if any, and programs owned and/or developed by the Company and utilized to conduct the Business, including, without limitation, those which are identified on Schedule 1(f)(ii) of this Agreement;

               (iii) all tangible personal property (including, without limitation, all computers, computer equipment, furniture, fixtures, and other equipment) relating to or utilized to conduct the Business, including, without limitation, those which are identified on Schedule 1(f)(iii) of this Agreement;

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               (iv)   all client lists, files, books and records and related
information pertaining to the Business;


               (v) the Company's rights under leases and service or other agreements for the use of equipment and/or the furnishing of services relating to the Business which are identified on Schedule 1(f)(v) of this Agreement;


               (vi) all prepaid and prorated fees and expenses relating to the Business and all of the Company's accounts receivable;

               (vii) all of the Company's copyrights and all of the Company's rights in the trademarks, service marks, tradenames, and logos, if any, now or previously used by the Company in connection with the Business (including registrations and applications for registration of any of them);

               (viii) all rights to the name "RPM Associates, Inc." and all names derivative therefrom, except for the phrase "RPM.com," which shall be retained by the Sellers; provided, however, that Sellers' retention of the rights to such phrase shall be conditioned upon Sellers' agreement to refrain from utilizing such phrase in any manner so as to compete with the business interests of Purchaser;

               (ix) all municipal, state, federal, franchise, permits, licenses and authorizations held or used by Sellers; and

               (x)    all claims against third parties.

         2. SALE AND TRANSFER OF ASSETS. Subject to the terms and conditions of this Agreement, the parties hereto agree to effect the following transactions:

               2.1 Sale and Transfer of Assets. At the Closing (as hereinafter defined), the Company will sell, convey, transfer, assign and deliver to Purchaser, and Purchaser will purchase, the Purchased Assets (the "Asset Purchase").

               2.2 Assumption of Liabilities. At the Closing, the Purchaser will assume the Assumed Liabilities.

               2.3    Consideration to be Paid.

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                      (a)    Initial Payment. Upon the terms and subject to the
conditions contained herein (including Section 2.4 below regarding Escrow Shares) in consideration of, and in full payment for and solely in respect of, the Asset Purchase, Purchaser shall deliver or cause to be delivered to the Stockholders an aggregate purchase price (the "Purchase Price") of US $27,700,000 consisting of (i) certificates representing a number of authorized and newly issued shares of Common Stock, par value $0.10 per share, of Purchaser (the "Purchaser Common Stock") which shall be of the same class and identical in all respects to the shares of the Purchaser's Common Stock currently publicly traded on the Nasdaq Stock Market (National Market) and which shares of Purchaser Common Stock will have an aggregate Closing Date Market Value (as defined herein) equal to US $9,233,333 (the "Purchaser Shares"), such Purchaser Shares being free and clear of all liens, claims, charges, security interests, options or other legal or equity encumbrances of any kind ("Liens") and (ii) US $18,466,667 in cash, payable in immediately available funds by wire transfer. The allocation of the Purchase Price between Purchaser Shares and cash shall be subject to adjustment as provided below. For purposes of this Agreement, the "Closing Date Market Value" of the Purchaser Shares shall mean the average of the closing sale prices per share of the Purchaser Common Stock during the period consisting of the 30 consecutive trading days ending on the day which is three days prior to the Closing Date.

                      In the event the closing price of the Purchaser Shares on the trading day immediately preceding the Closing Date is 10% lower than the closing price of the Purchaser Shares for the 20 consecutive trading days ending on the day which is three days prior to the Closing Date (subject to appropriate adjustment in the event of a recapitalization, spin-off, stock dividend, stock split, or other similar transaction) the Sellers, at their option, may require Purchaser to negotiate i good faith to implement an allocation of the Purchase Price which would increase the percentage of cash consideration and decrease the percentage of Purchaser Shares to be received by the Sellers. In the event the parties are unable to agree on an appropriate reallocation of the Purchase Price, such reallocation, if the Sellers opt to implement the reallocation, shall be as follows:


Percentage decline in price of Purchaser Shares   Reallocation of consideration
-----------------------------------------------   ------------------------------

              less than 10%                                    none
                10% to 15%                        70% cash, 30% Purchaser Shares
                15% to 20%                        80% cash, 20% Purchaser Shares
             greater than 20%                     85% cash, 15% Purchaser Shares

                      (b) Subsequent Payment. In the event the Company meets certain financial targets agreed upon by the Company and the Purchaser (and specified in Schedule 2.3(b)) with respect to the period from July 1, 1998 through and including June 30, 1999, Purchaser will be obligated to pay the Company an additional cash purchase price payment in an amount not to exceed $2,000,000.

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                      (c)    Post-Closing Adjustment. Schedule 2.3(c) hereto
sets forth, as of December 31, 1997 (i) the current assets of the Company (other than the Excluded Assets), (ii) the current liabilities of the Company (other than the Excluded Liabilities), and (iii) the positive amount by which (i) exceeds (ii) (the "December Adjusted Net Current Assets"). As soon as practicable following the Closing, Purchaser shall prepare and deliver to the Company a statement (the "Closing Statement") setting forth, as of the Closing Date, (i) the current assets of the Company (other than the Excluded Assets)
(ii) the current liabilities of the Company (other than the Excluded Liabilities), and (iii) the positive or negative amount obtained by subtracting
(ii) from (i) (the "Closing Adjusted Net Current Assets"). If the December Adjusted Net Current Assets exceeds the Closing Adjusted Net Current Assets, Sellers shall pay to Purchaser, as directed by Purchaser, an amount equal to such excess. If the Closing Adjusted Net Current Assets exceeds the December Adjusted Net Current Assets, the Purchaser shall pay to the Company an amount equal to such excess. Such payments, if any, shall be made in cash in U.S. dollars.

               2.4 Escrow Arrangements. Upon receipt of the Purchaser Shares, at the Closing, the Company shall deliver to the Escrow Agent (as hereinafter defined) certificates representing a number of Purchaser Shares having an aggregate Closing Date Market Value equal to $2,770,000 in respect of the Escrow (as defined herein), duly endorsed for transfer, to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement, in the form of Attachment A hereto.

               2.5 Change in Capitalization. In the event of any change in the number and/or price of the outstanding Purchaser Shares from and after the date hereof through the Closing Date, by reason of a recapitalization, spin-off, stock dividend, stock split, extraordinary dividend or other similar transaction, or of a dividend, recapitalization, merger or other similar transaction involving Purchaser, amounts hereunder shall be appropriately and proportionately adjusted.

               2.6 Deliveries by the Company. At the Closing, the Company shall deliver to the Purchaser (unless delivered previously) the following:

                      (a) the Purchased Assets, transferred by means of a General Assignment and Bill of Sale in substantially the form set forth in Attachment B hereto and other assignment and transfer agreements consistent with the terms of this Agreement as may reasonably be required by the Purchaser to evidence transfer of the Purchased Assets;

                      (b) certificates, dated as of the Closing Date, executed by the Company and the Stockholders certifying (i) that the representations and warranties of the Company and the Stockholders contained in this Agreement were true and correct when made and are true and correct as of the Closing Date; and (ii) that the Company and the Stockholders have performed and complied in all material respects with all of the covenants, agreements and obligations set forth in this Agreement to be performed or complied with by them on or prior to the Closing Date; (iii) certifying the Company's Certificate of Incorporation and By-laws, its valid existence and good standing in all jurisdictions in which the conduct of the Business requires such qualification, except where the failure to so qualify would not have a materially adverse effect on the Business and operations of the Company, the incumbency of officers or others acting in a representative capacity, the due authorization of the transactions contemplated hereby, and (iv) each Stockholder certifying such Stockholder's capacity, the accuracy of such Stockholder's representations and warranties, the due performance by such Stockholder of and with all of its covenants and agreements hereunder and satisfaction of the conditions to Purchaser's and Seller's obligations hereunder to be satisfied by such Stockholder and such other matters as Purchaser shall reasonably request;

                      (c) copies of resolutions adopted by the Board of Directors of the Company, duly authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby, certified by its Secretary as being true and correct as of the Closing Date; and

                      (d) an opinion of counsel to the Company, as required by Section 8.3(c) hereof.

               2.7 Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Seller (unless delivered previously) the following:

                      (a)    the initial payment of the Purchase Price;

                      (b) payment of applicable sales or transfer taxes, if any, payable by Sellers as a result of the transactions contemplated hereby;

                      (c) an Assumption Agreement in substantially the form set forth in Attachment C hereto and other assumption agreements consistent with the terms of this Agreement as may reasonably be required by the Company to evidence assumption of the Assumed Liabilities by the Purchaser;

                      (d) a certificate, dated as of the Closing Date, executed by the Purchaser certifying (i) that the representations and warranties of the Purchaser contained in this Agreement were true and correct when made and are true and correct as of the Closing Date, as though made on and as of the Closing Date; and (ii) that the Purchaser has performed and complied in all material respects with all of the covenants, agreements and obligations set forth in this Agreement to be performed or complied with by it on or prior to the Closing Date;

                      (e) copies of resolutions duly adopted by the Board of Directors of the Purchaser, duly authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby, certified by its Secretary as being true and correct as of the Closing Date; and

                      (f) an opinion of counsel to the Purchaser, as required by Section 8.2(b) hereof.

          3. CLOSING. The closing ("Closing") shall occur at 10:00 a.m. on July __, 1998 (the "Closing Date"), or such other date as is mutually agreed, at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036-8299, or at such other time or place as may be agreed upon by the parties hereto.

          4. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS AND THE COMPANY. Each of the Stockholders, (a) severally but not jointly, with respect to the representations in Section 4.1(b) (as it relates to such Stockholder), and (b) jointly and severally together with the Company, with respect to the other representations set forth in this Section 4, hereby represents and warrants to the Purchaser that the statements contained in this Section 4 are true and correct, except as set forth in the schedules delivered by the Company and the Stockholders on or before the date of this Agreement.

               4.1    Incorporation; Authorization; Etc.

                      (a) The Company is a corporation, duly organized and validly existing under the laws of the State of Delaware. The Company (i) has all requisite power and authority to own all of its properties and assets and to carry on its business as it is now being conducted, and (ii) is in good standing, and is duly licensed, authorized or qualified to transact business in each jurisdiction in which the ownership or lease of real property or the conduct of its business requires i to be so qualified except where the failure to be in good standing or to be duly licensed, authorized or qualified to transact business, would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the business, assets, results of operations, or financial condition (collectively, the "Business Condition") of the Company. The Company has heretofore delivered or made available to Purchaser complete and correct copies of its organizational documents as in effect o the date hereof.

                      (b) Each of the Stockholders has full power, capacity and authority to execute and deliver this Agreement and to perform his or her obligations under this Agreement. This Agreement has been duly executed and delivered by and is the legal, valid and binding obligation of each of the Stockholders and, assuming the due execution and delivery thereof by Purchaser, is enforceable against each of the Stockholders in accordance with its terms.

                      (c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company, and no additional proceedings (corporate or otherwise) on the part of any of the Stockholders or the Company are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by and assuming the due execution and delivery thereof of Purchaser, constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms.

                      (d) Except as set forth in Schedule 4.1(d), the execution and delivery of this Agreement by the Company and the Stockholders and the consummation by the Company and the Stockholders of the transactions contemplated by this Agreement will not (i) violate any provision of the certificate of incorporation or by-laws or similar organizational instrument of the Company, (ii) result in a violation of any provision of, or constitute a default (with or without notice or lapse --------------- of time) under, or give rise to a right of termination, cancellation or acceleration of (or entitle any party to accelerate whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any lien upon or the creation of a security interest in any of the Shares or any of the Company's assets or properties pursuant to, any note, bond, debt instrument, mortgage, indenture, lien, lease agreement or other instrument, or any judgment, injunction, order or decre to which the Company or any of the Stockholders is a party or by which any of them is bound, or (iii) violate or conflict with any United States (federal, state or local) or foreign (federal, provincial or local) law, statute, ordinance, rule or regulation ("Law") or any order, writ, injunction, judgment, award, stipulation or decree rendered by any Governmental Authority (as defined herein) ("Order") applicable to the Company or any of its material properties or assets or any of the Stockholders.

                      (e) No consent, approval, order or authorization of, or registration, declaration or filing with (i) any Governmental Authority or (ii) any individual, corporation or other entity (including any holder of the Company's securities) is required by or with respect to the Company or any Stockholder in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (A) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under federal securities laws, applicable state "blue sky" laws, and the securities laws of any foreign country, (B) those set forth in Schedule 4.1(e), and (C) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Business Condition of the Company.

               4.2    Capitalization; Structure; No Investments.

                      (a) The entire authorized capital stock of the Company is 1,000 shares of Common Stock, no par value per share, of which 560 shares are issued and outstanding and all of such issued and outstanding shares are owned by the Stockholders as set forth on Schedule A. All of the issued and outstanding shares of the Company's Common Stock have been duly and validly issued and are fully paid and nonassessable, free of preemptive rights and are owned by the Stockholders. Except as set forth on Schedule 4.2(a), there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company,
(iii) no options, warrants or other rights to acquire from the Company (including any rights issued or issuable under a shareholders rights plan or similar arrangement), and no obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, (iv) no equity equivalents, interests in the ownership or earnings of the Company (including stock appreciation or phantom stock rights) or other similar rights, and (v) no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any securities of the Company or to make any investment (by loan, capital contribution or otherwise) in any other entity.

                      (b) The Company has no subsidiaries nor any equity investment of any kind in any corporation, partnership, limited liability company, joint venture or other legal entity.

               4.3    Financial Statements.

                      (a) The Company has previously delivered to the Purchaser true, correct and complete copies of audited balance sheets of the Company and the related audited statements of income, changes in stockholders' equity, and cash flows as, at and for the fiscal years ended December 30, 1996 and 1997, as well as the unaudited balance sheets for the period beginning January 1, 1998 and ending March 31, 1998, together with the report thereon of Ellin & Tucker, independent certifie public accountants (the "Company Financial Statements").

                      (b) The Company Financial Statements were prepared in accordance with GAAP consistently applied for all periods presented. The Company Financial Statements present fairly the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company as at the respective dates of and for the periods referred to therein.

               4.4 Title to Properties; Encumbrances. Except for properties disposed of in the ordinary course of business consistent with past practice, the Company has good and marketable title to, or holds by valid and existing lease or license, free and clear of all Liens, each piece of real and personal property currently used by it in, and reasonably necessary to enable it to carry on, its business as presently conducted except for such Liens as (a) are reflected or reserved against in the Company Financial Statements, or (b) would not, individually or in the aggregate, have a Material Adverse Effect on the Business Condition of the Company (the Liens described in clauses (a) and (b) above, collectively, the "Company Permitted Liens"). Schedule 4.4 sets forth all real property owned and all real property leased by the Company with the name, address, terms of material leases and annual payment obligations (whether mortgage or rent) for each. The Stockholders have received no written notice of any violation of any zoning, use or other similar laws with respect to any material property used in the operation of the Company's businesses.

               4.5    Intellectual Property.

                      (a) The Company owns, or has a valid license to use, all of the patents, trademarks, tradenames, service marks, registered copyrights or applications ("Intellectual Property"), if any, which are currently used by it in, and are reasonably necessary to enable it to carry on, its business as presently conducted. Schedule 4.5 lists (i) all material Intellectual Property, including jurisdictions in which each such material Intellectual Property right has been issued or registered, and (ii) all material licenses, sublicenses and other agreements, where the Company has taken or given a right to use such Intellectual Property right from or to a third party. To the Company's and the Stockholders' knowledge, all registered Intellectual Property held by the Company and its Subsidiaries are valid and subsisting.

                      (b) Except as set forth in Schedule 4.5, no claims which would, individually or in the aggregate, have a Material Adverse Effect on the Business Condition of the Company have been asserted by any person (i) challenging the ownership, validity or effectiveness of any Intellectual Property owned, used, filed by or licensed to or by the Company as of the date hereof, (ii) to the effect that the sale of any product or the provision of any service as now sold or provided by the Company infringes on any Intellectual Property of a third party, or (iii) against the use by the Company of any Intellectual Property.

               4.6. Labor Matters. Except as set forth in Schedule 4.6, as of the date hereof, (i) the Company is not involved in or, to the Company's or the Stockholders' knowledge, threatened with any labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the employees of the Company (excluding routine workers' compensation claims) that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Business Condition of the Company; (ii) the Company is not a party to, bound by, or charged with any violation of, any collective bargaining agreement, contract or other understanding with a labor union or labor organization; (iii) the Company is not engaged in any unfair labor practices, or been charged or threatened with any charges of unfair labor practices; (iv) to the knowledge of the Company and the Stockholders, there is no activity involving any labor union or similar organization of the Company seeking representation of any group of employees of the Company, to certify a collective bargaining unit or engaging in any other organizational activity and there are no strikes, shutdowns, work stoppages, lockouts, or threats thereof, by or with respect to any group of employees of the Company; (v) no executive or key employee of the Company has indicated that he or she is considering terminating his or her employment; and (vi) no employee or former employee of the Company is entitled to any severance payment or similar payment, either by statute or by contract, upon the termination of his or her employment.

               4.7    Customers.

                      (a) Schedule 4.7 hereto sets forth a list of the Company's 50 largest customers (including the addresses, phone numbers and names of contact persons at such customers) in order of dollar volume of sales for each of its last two fiscal years and for the period from the end of the last fiscal year through March 31, 1998, showing the approximate total sales in dollars by the Company to each such customer during each such period.

                      (b) The Company is not engaged in any disputes with customers except for minor bill adjustments and similar disputes in the ordinary course of business not exceeding $5,000 with respect to any single bill adjustment or similar dispute and which individually or in the aggregate do not exceed $50,000, and there has not been any adverse change, and there are no facts known to the Company or any of the Stockholders which may reasonably be expected to indicate that any adverse change may occur, in the business relationship of the Company with any customer named on Schedule 4.7 hereto. To the knowledge of the Company and the Stockholders, none of the customers named on Schedule 4.7 hereto is considering termination, non-renewal or any adverse modification of its arrangements with the Company, and the transactions contemplated by this Agreement will not, to the knowledge of the Company and the Stockholders, have any adverse effect on the Company's relationship with any o such suppliers.

               4.8 Compliance with Laws. Except as set forth in Schedule 4.8, to the Company's or the Stockholders' knowledge, the conduct of the business of the Company substantially complies with all applicable Laws and all Orders applicable thereto, except for violations or failures so to comply, if any, that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Business Condition of the Company.

               4.9    Material Contracts.

                      (a) Schedule 4.9(a) identifies each of the following material agreements, contracts, documents and other items (whether written or oral) as to which the Company is a party or otherwise is bound (and all such contracts, or summaries thereof, have been made available to Purchaser) as of the date of the execution of this Agreement: (i) all Service Contracts; (ii) all documents relating to indebtedness for money borrowed, including guarantees;
(iii) all agreements or plan relating to employment, compensation of or benefits for officers, employees or consultants of the Company; (iv) all contracts for the purchase of materials, supplies, services, merchandise or equipment involving consideration of more than $10,000 or involving purchases in excess of normal operating requirements; (v) any contract, agreement, or instrument not entered into in the ordinary course of the business of the Company; (vi) any contract containing material restrictions on the operations of the Company or any restrictions on its ability to compete in any geographic region or in any line of business; (vii) any lease of real property and all personal property leases calling for annual lease payments in excess of $50,000; and (viii) each and every other contract which is material to the financial condition, earnings, operations or business of the Company. The contracts and agreements identified in Schedule 4.8(a), including each of the Service Contracts, are collectively referred to herein as the Contracts."

                      (b)    Except as set forth in Schedule 4.9(b):

                             (i)    Neither the execution, delivery and
performance of this Agreement nor the consummation of the transactions contemplated hereby will conflict in any material respect with or result in a material breach of, or give rise to a right of termination of, or accelerate the performance required by, any terms of any Contracts which are material, either individually or collectively, or constitute a default in any material respect thereunder; and

                             (ii)   Each of the Contracts is valid and existing
in full force and effect; the Company has, in all material respects, performed all obligations required to be performed by it under and is not in a material default in any respect under, in material conflict in any respect with, or in material violation in any respect of, any of the Contracts; and the Company has not received notice of noncompliance or alleged noncompliance with any of the Contracts; to the knowledge of the Stockholders, each other party to any Contract has, in all material respects, performed all obligations required to be performed by it under, and is not in material default in any respect under, in material conflict in any respect with, or in material violation in any respect of, any of the Contracts which are material, either individually or collectively.

               4.10 Taxes. The Company has properly prepared and filed all tax returns required to be filed by it in connection with its business, operations and assets. True and complete copies of all such tax returns for the Company have been delivered to the Purchaser. Except as set forth on Schedule 4.10, the Company does not have any unpaid liability for any taxes whatsoever that arose or otherwise was incurred in connection with the Business. No proposed taxes, additions to tax, interest or penalties have been asserted or are pending against the Company and no such matters are under discussion with the applicable taxing authorities. There are no agreements, waivers or other arrangements providing for extensions of time with respect to the assessment or collection of any unpaid tax against the Company. The Company has withheld or otherwise collected all taxes or amounts it was required to withhold or collect under any applicable law, including, without limitatio any amounts required to be withheld or collected with respect to employee income tax withholding, social security, unemployment compensation, sales or use taxes or workmen's compensation, and all such amounts have been timely remitted to the proper authorities.

               4.11 Employee Benefit Matters. Except as set forth in Schedule 4.11, the Company does not maintain, sponsor or contribute to any plans for pension, profit-sharing, deferred compensation, severance pay, bonuses, stock options, stock purchases, or any other retirement or deferred benefit, or for any health, accident or other welfare plan, or any other employee or retired employee benefits or incentive plan, program, contract, understanding or arrangement in which any of the Company's employees, former employees, retired employees or consultants (or beneficiaries of any of the foregoing) is entitled to participate. The plans, programs, contracts, understandings and arrangements listed in Schedule 4.11 are hereinafter referred to as the "Employee Plans." The Company has supplied the Purchaser with complete and accurate copies of each such Employee Plan. Each Employee Plan has been operated according to its terms in material compliance with all applicable laws. There are no past due tax or other liabilities of the Company with respect to any of the Employee Plans. Except as set forth in Schedule 4.11, there is no underfunding liability nor any anticipated underfunding liability with respect to any of the Employee Plans.

               4.12.  No Material Adverse Change. Except as set forth in
Schedule 4.12, since December 31, 1997, there has not been any event, occurrence or circumstance that has had, individually or in the aggregate, a Material Adverse Effect on the Business Condition of the Company, or any event, occurrence or circumstance that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Business Condition of the Company, or a Material Adverse Effect on the ability of any of the Stockholders to consummate the transactions contemplated hereby.

               4.13. Brokers, Finders, Etc. Except for the services provided by BT Alex. Brown Incorporated, neither the Company nor any of the Stockholders has employed, or is subject to any claim of, any broker, finder, or similar consultant or intermediary in connection with the transactions contemplated by this Agreement which might be entitled to a fee or commission from the Company upon the consummation of the transactions contemplated hereby. All of the fees, commissions and expenses of BT Alex. Brown Incorporated shall be solely for the account of, and borne by, the Company.

               4.14. No Implied Representation. Notwithstanding anything contained in this Section 4 or any other provision of this Agreement, it is the explicit intent of each party hereto that none of the Stockholders is making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including, but not limited to, any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose as to any of the properties or assets of the Company. It is understood that any cost estimates, projections or other projections or predictions or any other information concerning the Company contained in or referred to in other materials that have been or may hereafter be provided to Purchaser or any of its affiliates, agents or representatives are not and shall not be deemed to be representations or warranties of the Stockholders or the Company.

               To the best knowledge of the Company, the Company has complied in all material respects with all environmental laws relating to its operations or properties occupied by it, and, there are no asbestos containing materials or underground storage tanks located on any properties occupied by the Company

               4.15. Bank Accounts, Etc. Schedule 4.15 sets forth a list of all bank accounts, safe deposit boxes, and lock boxes of the Company including, with respect to each such account and lock box, identification of all authorized signatories.

               4.16. Insurance. Schedule 4.16 sets forth a list of all material general liability, product liability, fire, casualty, motor vehicle and other insurance or bonding maintained by or on behalf of the Company or any of its respective employees as of the date hereof. All requirements and provisions of all such policies are being substantially complied with. No notice of cancellation has been given to or received by the Company with respect to any such insurance policy. To the knowledge of the Company and the Stockholders, no such policies are or will become subject to an assessment due to any retroactive rate or audit adjustments or coinsurance arrangements.

               4.17. Recent Operations. Since December 31, 1997, (a) the Company has operated its business substantially as it was operated immediately prior to such date in the ordinary course of business; (b) the Company and each of the Stockholders has used its or his commercially reasonable efforts to preserve intact the business relationships of the Company; (c) there have been no material bonuses paid to or material increases in the compensation of officers or employees of the Company, except as set forth in Schedule 4.17; and (d) except as set forth in Schedule 4.17, the Company has not declared or paid any dividend or made any otherdistribution with respect to its capital stock.

               4.18.  Investment Intent.

                      (a) It is understood that, as of the Closing, the Purchaser Shares will not have been registered under the Securities Act or any state securities laws, and that such shares will be delivered without registration in reliance upon an exemption from the registration requirements of the Securities Act and applicable state securities laws. Each of the Stockholders represents that he or she is acquiring the Purchaser Shares hereunder only for his or her own account for investment and not with any intention of making, or with a view to, or for the sale in connection with, any distribution thereof within the meaning of the Securities Act.

                      (b) In connection with the foregoing, each of the Stockholders hereby severally represents and warrants that:

                             (i)    he or she has reviewed, discussed and
evaluated the information made available by Purchaser and has had the opportunity to ask questions of, and receive answers from, executive officers of Purchaser concerning the terms and conditions of this Agreement and to obtain any additional information which he considered necessary to verify the accuracy of the information delivered by Purchaser in connection with this Agreement;

                             (ii)   he or she understands that he or she must
bear the economic risks of the investment in Purchaser's Common Stock to be made hereunder for an indefinite period of time because such stock has not been registered under the Securities Act and, therefore, may not be sold until such stock subsequently is registered under the Securities Act or an exemption from registration is available; and

                             (iii)  he or she has sufficient knowledge and
experience in financial and business matters to enable him or her to be capable of evaluating the merits and the risks of the exchange of his or her shares of equity interest in the Company for his or her Purchaser Shares, as contemplated by this Agreement and his or her prospective investment in Purchaser.

                      (c) It is understood and agreed that, to implement the requirements of the Securities Act and state securities laws and evidence the restrictions upon transfer contained in this Agreement, Purchaser will cause a legend to be conspicuously noted on the certificates representing the Purchaser Common Stock deliverable hereunder, and that Purchaser will issue stop transfer instructions to its transfer agent, to the effect that such stock has not been registered under the Securities Act and that no transfer may take place except pursuant to an effective registration statement or after delivery of any opinion of counsel reasonably satisfactory to Purchaser to the effect that registration thereof for the purpose of transfer is not required under the Securities Act.

               4.19 Disclosure. No representation or warranty made by the Company and the Stockholders in this Agreement and no statement contained in a certificate, schedule, list or other instrument or document specified in or delivered pursuant to this Agreement, whether heretofore furnished by the Company and the Stockholders or hereafter required to be furnished by the Company and the Stockholders, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

               4.20 Litigation. Except as set forth on Schedule 4.20, there is no suit, action, proceeding or investigation pending or threatened against or affecting the Company or any of the Stockholders. There is no judgment, decree, injunction, ruling or order of any Governmental Entity outstanding against the Company or any of the Stockholders.


               4.21 Absence of Undisclosed Liabilities. Except for material liabilities or obligations which are accrued or reserved against on the Company Financial Statements (including the financial statement notes thereto) or which were incurred after March 31, 1998 in the ordinary course of business and consistent with past practice, the Company has no material liabilities or obligations (whether absolute, accrued, contingent or otherwise).


               4.22 Environmental Laws. To the Company's and the Stockholder's knowledge, the Company and all properties currently and formerly owned, leased, or operated by the Company (the "Properties"), are and have been, in all material respects, in compliance with, all applicable laws, rules, regulations, common law, ordinances, decrees, orders, permits, and other binding legal requirements relating to health, safety, pollution or protection of the environment ("Environmental Laws") and there are no outstanding allegations or claims by any person or Governmental Entity concerning the Company's compliance with Environmental Laws.

               4.23   Affiliate Transactions. Except as set forth on Schedule
4.23 hereto, there are no agreements, obligations, contracts, commitments or understandings, whether written or oral, or other transactions between the Company, on the one hand, and any (i) current or former officer or director of the Company, (ii) current or former record or beneficial owner of voting securities of the Company or (iii) family member of any such officer, director or record or beneficial owner, on the other hand.

               4.24 Accounts Receivable. Except for the Excluded Assets, all of the accounts and notes receivable of the Company set forth on the books and records of the Company or to be incurred after the date hereof (in each case net of the applicable reserves reflected or, with respect to future accounts and notes receivable, to be reflected on the books and records of the Company and in the financial statements of the Company): (i) represent or will represent sales actually made or to b made in the ordinary course of business for goods or services delivered or rendered to unaffiliated customers in bona fide arm's length transactions, (ii) constitute or will constitute valid claims, and (iii) are, or upon incurrence will be, good and collectible, in each case at the aggregate recorded amounts thereof without right of recourse, defense, deduction, return of goods, counterclaim, or offset and have been or will be collected in the ordinary course of business and consistent with past experience.

               4.25 Restrictions on Business Activities. Except for this Agreement, there is no agreement, judgment, injunction, order or decree binding upon either the Company or any of the Stockholders which has or could reasonably be expected to have (after giving effect to the consummation of the transactions contemplated hereby) the effect of prohibiting or impairing the business practices of the Company, the acquisition of property by the Company, or the conduct of the Business as currently conducted or as proposed to be conducted by the Company.

               4.26 Minute Books. The minute books of the Company, as previously made available to Purchaser, contain complete and accurate records of all meetings and accurately reflect all other corporate action of the stockholders and Board of Directors of the Company.

               4.27 Illegal Payments. Based upon reasonable investigation, to the knowledge of the Sellers, neither the Company nor any of its officers or agents has made any illegal payments to, or provided any illegal benefit or inducement for, any supplier, customer or other person, in an attempt to influence any such person to take or to refrain from taking any action relating to the Company. Further, neither the Stockholders nor the Company are aware of any facts or circumstances which would suggest that any such illegal payments have been made.

               For purposes of the preceding representations and warranties, the term "knowledge of the Company" or the "Company's knowledge" shall mean the actual knowledge of a matter by the senior executives of the Company.

          5. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser hereby represents and warrants to the Company and the Stockholders that the statements contained in this Section 5 are true and correct.

               5.1.   Incorporation; Authorization; Etc.

                      (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Purchaser
(i) has all requisite power and authority to own all of its properties and assets and to carry on its business as it is now being conducted, and (ii) is in good standing, and is duly licensed, authorized or qualified to transact business in each jurisdiction in which the ownership or lease of real property or the conduct of its business requires it to be so qualified except where the failure to be in good standing or to be duly licensed, authorized or qualified to transact business, would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Business Condition of Purchaser and its Subsidiaries (as hereinafter defined), taken as a whole. Purchaser has heretofore delivered or made available to the Stockholders complete and correct copies of its certificate of incorporation and by- laws as in effect on the date hereof. As used in the Agreement, "Subsidiary" shall mean a corporation, partnership, limited liability company or other legal entity more than 50% of the voting power of whose outstanding voting securities or equity interests are, directly or indirectly, owned by Purchaser.

                      (b) The execution and delivery of this Agreement have been duly authorized by the Board of Directors of Purchaser. No additional proceedings (corporate or otherwise) on the part of Purchaser or its stockholders are necessary to authorize the execution and delivery of this Agreement and, except for the approval of the Board of Directors of Purchaser, no such proceedings are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by, and, assuming the due execution and delivery thereof by the Company and the Stockholders, constitutes the legal, valid and binding obligation of, Purchaser and is enforceable against Purchaser in accordance with its terms.

                      (c) The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated by this Agreement will not (i) violate any provision of the articles of incorporation or by-laws or similar organizational instrument of Purchaser or any of its material Subsidiaries, (ii) result in a violation of any provision of, or constitute a default (with or without notice or lapse of time) under, or give rise to a right of termination, cancellation or acceleration of (or entitle any party to accelerate whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any lien upon or the creation of a security interest in any of Purchaser's or its Subsidiaries' assets or properties pursuant to, any note, bond, debt instrument, mortgage, indenture, lien, lease, agreement or other instrument, or any judgment, injunction, order or decree to which Purchaser or any of its Subsidiaries is a part or by which any of them is bound, or (iii) violate or conflict with any Law or Order applicable to Purchaser or any of its Subsidiaries, except, in the case of clauses (ii) and (iii), for any such violations, defaults, rights or restrictions that would not, individually or in the aggregate, (A) have a Material Adverse Effect on the Business Condition of Purchaser and its Subsidiaries, taken as a whole, (B) an adverse effect on the value of the Purchaser Shares or (C) on adverse effect on the ability of Purchaser to consummate the Stock Purchase.

                      (d) No consent, approval, order or authorization of, or registration, declaration or filing with (i) any Governmental Authority or (ii) any individual, corporation or other entity (including any holder of Purchaser's securities) is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (A) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under federal securities laws, applicable state "blue sky" laws, and the securities laws of any foreign country, and (B) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have (i) a Material Adverse Effect on the Business Condition of Purchaser and its Subsidiaries, taken as a whole or (ii) an adverse effect on the value of the Purchaser Shares.

                      5.2 Capitalization. As of May 11, 1998, Purchaser's entire authorized capital stock consists of 100,200,000 shares, 100,000,000 of which are classified as Common Stock, $0.10 par value ("Purchaser Common Stock"), and 200,000 of which are classified as Preferred Stock, par value $0.10 per share. As of May 11, 1998, no shares of Preferred Stock were issued or outstanding, 28,942,078 shares of Purchaser Common Stock were outstanding and 2,179,000 shares of Purchaser Common Stock were reserved for issuance upon
exercise  of  options   outstanding   under Purchaser's stock option plans (the
"Outstanding Purchaser Options"), 45,130 shares of Purchaser Common Stock were reserved for issuance upon exercise of outstanding warrants (the "Outstanding Purchaser Warrants") and 5,556,000 shares of Purchaser Common Stock were reserved for issuance upon exercise of future option grants under Purchaser's stock option plans. Except as set forth above or in Schedule 5.2, there are outstanding (i) no shares of capital stock or other voting securities of Purchaser, (ii) no securities of Purchaser or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Purchaser, (iii) no options, warrants or other rights to acquire from Purchaser or any of its Subsidiaries (including any rights issued or issuable under a shareholder rights plan or similar arrangement), and no obligations of Purchaser or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Purchaser, (iv) no equity equivalents, interests in the ownership or earnings of Purchaser or any of its Subsidiaries or other similar rights, and (v) no outstanding obligations of Purchaser or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Purchaser Securities or to make any investment (by loan, capital contribution or otherwise) in any other entity.

                      5.3 Title to Purchaser Shares. Upon completion of the transactions contemplated in this Agreement, the Purchaser Shares issued to the Stockholders will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. Each of the Stockholders will acquire good and valid title to the Purchaser Shares issued by the Purchaser hereunder, free and clear of any Liens or restrictions thereunder, except as regards restrictions as described in Section 4.18(c) herein.

                      5.4    Reports and Financial Statements.

                             (a)    Purchaser has filed all reports (including
without limitation proxy statements) required to be filed with the United States Securities and Exchange Commission (the "SEC") during the twenty four months preceding the date of this Agreement (collectively, the "Purchaser SEC Reports"). The Purchaser SEC Reports were filed on a timely basis, and Purchaser has furnished or made available to the Stockholders true and complete copies of all the Purchaser SEC Reports. Non of the Purchaser SEC Reports, as of their respective dates (as amended through the date hereof), contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the Purchaser SEC Reports, as of their respective dates (as amended through the date hereof), complied in all material respects with the applicable requirements of the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act") and the applicable rules and regulations thereunder.

                             (b)   Purchaser previously has made available to
the Stockholders correct and complete copies of its audited consolidated financial statements (including balance sheets, statements of operations and statements of cash flows, and, in each case, the related footnotes thereto) as of December 31, 1996 and December 31, 1997, and for each of the three years in the period ended December 31, 1997, accompanied by the report of Grant Thornton LLP in the form contained in Purchaser's Annual Report to the SEC on Form 10-K for the year ended December 31, 1997 (the "Audited Purchaser Financial Statements"). Each of the consolidated balance sheets included in the Audited Purchaser Financial Statements presents fairly, in all material respects, the consolidated financial position of Purchaser and its Subsidiaries as of the respective date thereof, and each of the other related consolidated statements included in such Audited Purchaser Financial Statements presents fairly, in all material respects, the consolidated results of operations and cash flows of Purchaser and its Subsidiaries for the respective periods thereof, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein.

               5.5 Litigation; Orders. There is no action by or before any Governmental Authority pending nor, to the knowledge of Purchaser, is any action threatened against or involving Purchaser or any of Purchaser's Subsidiaries, or affecting any properties or assets of any Purchaser, or any of Purchaser's Subsidiaries which, in any such case, could reasonably be expected to (a) materially prevent or delay the ability of Purchaser to consummate the transactions contemplated hereby, or (b individually or in the aggregate, have a Material Adverse Effect on the Business Condition of Purchaser and its Subsidiaries, taken as a whole. Purchaser is not subject to any Order which could reasonably be expected to materially prevent or delay the ability of Purchaser to consummate the transactions contemplated hereby or, individually or in the aggregate, have a Material Adverse Effect on the Business Condition of Purchaser and its Subsidiaries, taken as a whole.

               5.6 Compliance with Laws. The conduct of the business of each of Purchaser and its Subsidiaries substantially complies with all applicable Laws and all Orders applicable thereto, except for violations or failures so to comply, if any, that would not reasonably be expected to have a Material Adverse Effect on the Business Condition of Purchaser and its Subsidiaries, taken as a whole.

               5.7. No Undisclosed Liabilities. Except as reflected, reserved against or otherwise disclosed in the Audited Purchaser Financial Statements (including the notes thereto), neither Purchaser nor any of its Subsidiaries has any liabilities or obligations of a character that would be required to be reflected in a balance sheet prepared in accordance with GAAP except liabilities and obligations which (a) were incurred after December 31, 1997 in the ordinary course of business consistent with past practice, (b) would not have a Material Adverse Effect on the Business Condition of Purchaser and its Subsidiaries, taken as a whole, or (c) are specifically contemplated by this Agreement.

               5.8 No Material Adverse Change. Since the date of the last Purchaser SEC Report, there has not been any event, occurrence or circumstance that has had a Material Adverse Effect on the Business Condition of Purchaser and its Subsidiaries, taken as a whole, or any event, occurrence or circumstance that would, or would reasonably be expected to, have a Material Adverse Effect on the Business Condition of Purchaser and its Subsidiaries, taken as a whole, or a Material Adverse Effect on the ability of Purchaser to consummate the transactions contemplated hereby.

               5.9 Brokers, Finders, Etc. Neither Purchaser nor of its Subsidiaries has employed, or is subject to any claim of, any broker, finder, or similar consultant or intermediary in connection with the transactions contemplated by this Agreement which might be entitled to a fee or commission from Purchaser upon the consummation of the transactions contemplated hereby.


               5.10 Disclosure. No representation or warranty made by the Purchaser in this Agreement and no statement contained in a certificate, schedule, list or other instrument or document specified in or delivered pursuant to this Agreement, whether heretofore furnished by the Purchaser or hereafter required to be furnished by the Purchaser, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

          6. ASSIGNMENT OF SERVICE CONTRACTS. Most of the Service Contracts to be sold and assigned to the Purchaser pursuant to the provisions of Section 2.1 of this Agreement include a requirement for consent by one or more third parties to the assignment of the Service Contracts to the Purchaser. The parties agree that they will cooperate and use reasonable efforts to secure any such required consents and approvals prior to the Closing Date; provided, however, that the Company and the Purchaser shall not be obligated to pay any consideration for such assignment to the third party from whom such approval is requested. In the event that receipt of the approval has not been obtained by the Company as of the Closing Date, the Company shall, during the remaining term of such contract, use all reasonable efforts to (i) at the request of the Purchaser, cooperate with the Purchaser to obtain the consent of any such third party to the assignment of the contract and (ii) at the request of the Purchaser, cooperate with Purchaser in any reasonable and lawful arrangements designed to provide the benefits of any such contract to the Purchaser (through subcontract or other arrangement). Notwithstanding the fact that the assignment of a contract has not been concluded as of the Closing Date, the Purchaser will assume any and all related obligations or liabilities, and the Purchaser will indemnify and hold harmless the Company from any claim or obligation in connection therewith. To the extent that the Company and the Purchaser enter into lawful arrangements reasonably satisfactory to the Purchaser designed to provide the benefits of such contract to the Purchaser, such contract shall be deemed to have been conveyed to the Purchaser for all purposes of this Agreement.

          7. COVENANTS OF THE COMPANY, THE STOCKHOLDERS AND THE PURCHASER. The Company and the Stockholders covenant to the Purchaser and the Purchaser covenants to the Company and the Stockholders that, except as consented to in writing by the Purchaser or by the Company and the Stockholders after the date of this Agreement until the Closing hereunder:

               7.1 Investigation of Business; Access to Properties and Records; Records Retention.

                      (a) Between the date hereof and the Closing Date, each of the Company and Purchaser shall (and Purchaser shall cause each of its Subsidiaries to) afford to representatives of the other party ("Respective Representatives") reasonable access to their respective offices, properties, books and records during normal business hours in order that such party may have full opportunity to make such investigations as it desires of the affairs of the other party and the Company an Purchaser shall, and shall cause their employees and officers to furnish such data as is reasonably requested by the other party's representatives; provided, however, that such investigation shall be upon reasonable prior written notice and shall not unreasonably disrupt the personnel and operations of the other party. All requests for access shall be made to such representatives of the other party as such party shall designate in writing, who shall be solely responsible for coordinating all such request and all access permitted hereunder. It is further understood and agreed that neither party nor its representatives shall contact any of the employees, customers, suppliers, joint venture partners, or other associates or affiliates of the other party, or any of Purchaser's Subsidiaries, in connection with the transactions contemplated by this Agreement, whether in person or by telephone, mail or other means of communication, without the specific prior authorization of the other party. No information or knowledge obtained in any investigation pursuant to this Section 7.1(a) shall affect or be deemed to modify any representation or warranty contained in this Agreement or any disclosure schedule or the conditions to the obligations of the parties to consummate the transactions contemplated hereunder.

                      (b) Each of the Stockholders and the Company and the Purchaser will hold and will cause their respective employees, agents and representatives to hold in confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its legal counsel, by other requirements of law, all documents and information concerning the other party and Purchaser's Subsidiaries furnished to it in connection with the transactions contemplated by this Agreement, and will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors and other consultants and advisors in connection with this Agreement who need to know such information. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained and, if requested by or on behalf of the furnishing party, the other party will, and will use all reasonable efforts to cause its auditors, attorneys, financial advisors and other consultants, agents and representatives to, return to the furnishing party or destroy all copies of written information so furnished to it or its agents and representatives.

               7.2 Further Assurances. The Stockholders, the Company and Purchaser agree that, from time to time, whether at or after the Closing Date, each of them will execute and deliver such further instrument of conveyance and transfer and take such other action as may be necessary to carry out the terms of this Agreement. The parties will take all reasonable actions including, without limitation, taking of all action reasonably necessary to obtain material Governmental Entity approvals of, material third party consents to, contesting any legal proceedings filed to prevent or delay, and executing additional documents reasonably necessary to consummate the transactions contemplated hereby as promptly as practicable. The Stockholders, the Company and Purchaser further agree that they will not take any action that will prevent their performance of this Agreement in accordance with its terms.

               7.3 Conduct of Business of the Company. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, the Company and the Stockholders shall cause the Company to conduct its operations in the ordinary course of business consistent with past practice, and to use their commercially reasonable efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers and other third parties to the end that its goodwill and ongoing business shall not be impaired in any material respect at or prior to the Closing Date. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing Date, the Company and the Stockholders covenant that, except as otherwise contemplated by this Agreement and the transactions contemplated hereby, without the prior written consent of Purchaser, the Company will not, and the Stockholders agree not to, and to cause the Company not to:

                      (a) amend or propose to amend its certificate of incorporation or by-laws or similar organization instruments;

                      (b) except as set forth in Schedule 7.3(b), (i) create, incur or assume any indebtedness in an amount greater than $25,000 for money borrowed (excluding obligations in respect of capital leases) or issue any debt securities; (ii) except in the ordinary course of business, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any person other than the Company; (iii) make any material loans, advances or capital contributions to or investments in, any person other than the Company (except for customary loans or advances to employees not exceeding $5,000 in the aggregate); or (iv) pledge or otherwise encumber its equity interests;

                      (c) except in the ordinary course of business or as required by any Law or contractual obligations existing on the date hereof or as provided for in or contemplated by this Agreement the Company shall not (i) sell, transfer or otherwise dispose of any assets outside of the ordinary course of business, (ii) create any new Lien, other than a Company Permitted Lien, on its properties or assets, (iii) enter into any joint venture or partnership, or
(iv) purchase any assets or securities of any person;

                      (d) (i) acquire or agree to acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $25,000; or (iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

                      (e) except as set forth in Schedule 7.3(e), mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon;

                      (f) enter into any commitment or transaction outside the ordinary course of business consistent with past practice; or

                      (g)    take or agree to take any action prohibited by this
Section 7.3.

               7.4 Public Announcement. From the date hereof until the Closing Date, the Stockholders and Purchaser will, before issuing, or permitting any agent or affiliate to issue, any press release or otherwise making or permitting any agent or affiliate to make, any public statement with respect to this Agreement and the transactions contemplated hereby, obtain the consent of the other party, except in the event, and only to the extent, that disclosure is required by law; provided, that in such instances the disclosing party will, to the extent practicable, consult with the other party prior to making such disclosure.

               7.5 Notification of Certain Matters. The Company or the Stockholders shall give prompt written notice to Purchaser, and Purchaser shall give prompt written notice to the Company, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue in any material respect at or prior to the Closing Date, and (b) any material failure of the Company or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.5 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

               7.6 Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement (including the Exhibits hereto) and the transactions contemplated hereby (and thereby) shall be paid by the party incurring such expenses.

               7.7 Stock Options; Compensation. Within 60 days following the Closing, the Purchaser shall with respect to key employees and executives of the Company hired by Purchaser (i) grant options to purchase an aggregate of 150,000 shares of Purchaser Common Stock, and (ii) provide compensation and other remuneration incentives, consistent with existing compensation programs of the Purchaser.

               7.8 Accounts Receivable. As soon as practicable after July 31, 1999, Purchaser shall advise Seller in writing of the aggregate amount of the Company's accounts receivable as of the Closing Date that had not been collected as of July 31, 1999 (the "Uncollected AR's"). The Sellers, jointly and severally, shall thereafter promptly pay to Purchaser an amount equal to the Uncollected AR's less any reserve for doubtful accounts Sellers transferred to Purchaser as part of the Asset Purchase, provided that the amount of such Uncollected AR's exceeds $100,000. Such payment, if any, shall be made in U.S. dollars by wire transfer to such account as Purchaser shall designate. Nothing herein contained shall obligate Purchaser to take any action, other than routine collection efforts, not including litigation, to collect any account receivable sold to Purchaser in the Asset Purchase. Upon payment by Sellers for the Uncollected AR's, Purchaser shall assign the Uncollected AR's to Sellers The Purchaser shall not involuntarily terminate the employment of any of the Company's employees (who are employed by Purchaser and identified on Schedule
7.8 hereto) responsible for the collection of the Company's accounts receivable sold in the Asset Purchase until the earlier of the following events to occur:
(a) the collection of all such accounts receivable, or (b) one (1) year from the date of this Agreement.

          8.   CONDITIONS.

               8.1 Mutual Conditions. The obligations of the parties hereto to consummate the transactions contemplated hereunder shall be subject to fulfillment of the following conditions:

                      (a) No Order or attachment which prevents the consummation of the transactions contemplated hereunder shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any Governmental Authority which prohibits, restrains, enjoins or restricts the consummation of the transactions contemplated hereunder.

                      (b) All authorizations, approvals, consents and waivers of, or declarations or filings with, any Governmental Authorities or third parties, required to permit consummation of the transactions contemplated by this Agreement shall have been filed or obtained and shall not have been terminated, suspended or withdrawn as of the Closing Date.

               8.2 Conditions to Obligations of the Stockholders and the Company. The obligations of the Stockholders and the Company to consummate the transactions contemplated hereby and such transactions shall be subject to the fulfillment of the following conditions unless waived by all of the
Stockholders:


                      (a) Covenants and Representations of the Purchaser. The Purchaser shall have executed all agreements contemplated by this Agreement and the Closing Documents to be executed on or prior to Closing and shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required thereby to be performed or complied with by it on or prior to Closing. All representations and warranties of the Purchaser shall be true and correct in all material respects as if made for the first time on the Closing Date.

                      (b) Opinion of Counsel to the Purchaser. The Purchaser shall have delivered to each of the Companies a favorable opinion of the Purchaser's counsel, Proskauer Rose LLP, dated the date of Closing, in form and substance satisfactory to the Stockholders and their counsel, to the effect that
(a) the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York; (b) the Purchaser has the corporate power to carry on its business as it is now being conducted and to own or hold under lease the properties and assets it now owns or holds under lease;
(c) the Purchaser has the corporate power to enter into the transactions contemplated by this Agreement; (d) the execution, delivery and performance of this Agreement and all other documents to be executed by the Purchaser in connection with this Agreement (the "Purchaser Documents") have been duly authorized and approved by all requisite action of the Board of Directors and stockholders of the Purchaser, and this Agreement and all other Purchaser Documents have been duly executed and delivered by the Purchaser and constitute valid and legally binding obligations of the Purchaser, subject to applicable bankruptcy, insolvency, moratorium and other similar laws of general application and such general principles of equity as a court having jurisdiction may apply;
(e) the execution and delivery of this Agreement and the other Purchaser Documents did not, and the consummation of the transactions contemplated hereby or thereby will not, violate or conflict with any provision of the Charter or By-Laws of the Purchaser; (f) the execution and delivery of this Agreement and the other Purchaser Documents did not, and the consummation of the transactions contemplated hereby or thereby will not, violate any provision of any agreement, instrument, order, judgment or decree, of which such counsel has knowledge, to which the Purchaser may be a party or by which it is bound; (g) except as may be specified by such counsel, such counsel does not know of any material suit or proceeding pending or threatened against the Purchaser which seeks to restrain or prohibit the consummation of the transactions contemplated by this Agreement;
(h) the Purchaser Shares have been duly authorized and reserved for issuance and, when issued and delivered in accordance with this Agreement, will be duly and validly issued, fully paid and non assessable under the laws of the State of New York; and (i) to the knowledge of such counsel, all regulatory and governmental approvals, consents and filings required of the Purchaser for the consummation of the transactions contemplated by this Agreement or any of the other the Purchaser Documents have been obtained or made, and to the knowledge of such counsel, all such approvals, consents or filings remain in full effect as of the date of such opinion.

                      (c) No Adverse Proceedings or Events. No suit, action or other proceeding against the Company or the Purchaser, or their respective officers, directors or employees, or against the Stockholders, shall be threatened or pending before any court or governmental agency in which it will be, or it is, sought to restrain or prohibit any transactions contemplated by this Agreement or to obtain material monetary damages in connection with this Agreement or the transactions contemplated hereby.

                      (d) Other Evidence. The Company and the Stockholders shall have received from the Purchaser such further certificates and documents evidencing due action in accordance with this Agreement, as they reasonably shall request.


               8.3 Conditions to Obligation of Purchaser. The obligations of Purchaser to consummate the Asset Purchase and other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by Purchaser:

                      (a) Covenants and Representations of the Sellers and the Stockholders. The Sellers and the Stockholders shall have executed all agreements contemplated by this Agreement to be executed on or prior to Closing and shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required thereby to be performed or complied with by them on or prior to Closing. All representations and warranties of the Sellers and the Stockholders shall be true and correct in all material respects as if made for the first time on the Closing Date.

                      (b) No Material Adverse Change. Since the date of this Agreement, there shall not have been any event, occurrence, development or circumstances that individually or in the aggregate had, or reasonably would be expected to have, a Material Adverse Effect on the (i) Business Condition, financial or otherwise, or the earnings, business affairs or management of the Company, whether or not in the ordinary course of business or (ii) ability of the Company or the Stockholders to consummate the transactions contemplated hereby.

                      (c) Opinion of the Company's Counsel. Purchaser shall have received the opinion of counsel to the Company as reasonably requested by Purchaser, in form and substance reasonably satisfactory to the Purchaser and its counsel, to the effect that: (i) the Company is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power to carry on its business as it is now being conducted and to own or hold under lease the properties and assets it now owns or holds under lease;
(ii) the Company is duly qualified to do business in all jurisdictions where the character of it properties or the nature of its activities makes such qualification necessary and where the failure to qualify would be materially adverse to the Company; (iii) to the best knowledge of such counsel, the authorized, issued and outstanding capital stock or equity interests of the Company are as set forth in Section 5.2 of this Agreement and the Company Disclosure Schedule, and to the actual best knowledge of such counsel, each of the issued and outstanding shares of such stock has been duly authorized and issued and is fully paid and non-assessable; (iv) the execution, delivery and performance of this Agreement and all other documents to be executed by the Company in connection with this Agreement and all other Company Documents in the case of the Company, and other documents to be executed by the Stockholders in connection with this Agreement (the "Stockholder Documents") and, together with the Company Documents (the "Seller Documents") have been duly executed and delivered by the Company and the Stockholders, as the case may be, and constitute valid and legally binding obligations of the Company and the Stockholders, as the case may be; (v) the execution and delivery of this Agreement and the other Seller Documents did not, and the consummation of the transactions contemplated hereby or thereby will not, violate any provision of any agreement, instrument, order, judgment or decree, of which such counsel has actual knowledge, to which the Company and the Stockholders, as the case may be, is a party or by which it or any of them is bound; (vi) except as may be specified by such counsel, such counsel does not know of any material suit or proceeding pending or threatened against or affecting any of the Stockholders or the Company, its business or properties or the consummation of the transactions contemplated hereunder; (vii) all regulatory and governmental approvals, consents and filings required of any of the Stockholders and the Company for the consummation of the transactions contemplated by this Agreement or any of the other Seller Documents have been obtained or made, and, to the best knowledge of such counsel, all such approvals, consents or filings remain in full effect as of the date of such opinion; and (viii) such other opinions regarding the validity and sufficiency of legal proceedings and matters relative to the transactions contemplated by thi Agreement as the Purchaser may reasonably request.

                      (d) No Adverse Proceedings or Events. Except for those matters disclosed in the Company's Disclosure Schedule, no suit, action or other proceeding against the Company or the Purchaser, or their respective officers, directors or employees, or against any of the Stockholders, shall be threatened or pending before any court or governmental agency, including any proceeding (regardless of the materiality or the lack thereof) related to the Service Contracts or in which it will be, or it is, sought to restrain or prohibit any of the transactions contemplated by this Agreement or any in which it is sought to obtain material monetary damage in connection with this Agreement or the transactions contemplated hereby.

                      (e) Consents and Actions; Contracts. All requisite consents of any third parties and other actions which the Company and the Stockholders have covenanted to use their best efforts to obtain and take under
Section 7 hereof shall have been obtained and completed in all material respects, or have been waived by Purchaser. All material contracts and agreements of the Company, including, without limitation, those listed on the Company's Disclosure Schedule, shall be in full force and effect and shall not be affected by the consummation of the transactions contemplated hereby.

                      (f) Consulting, Non-Compete and Other Matters. Each of the persons named in Schedule 8.3(f) shall have executed and delivered an Employment Agreement, Stockholder Non-Competition and Confidentiality Agreement, or Management Non-Competition or Confidentiality Agreement, as provided in such Schedule, in substantially the form attached hereto as Attachments D, E and F, respectively.

                      (g) Other Evidence. The Purchaser shall have received from the Company and the Stockholders such further certificates and documents evidencing due action in accordance with this Agreement as the Purchaser reasonably shall request.

                      (h) Consents. All consents required in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained.

                      (i) Board of Directors Approval. The Board of Directors of Purchaser shall have approved the transactions contemplated hereby.

                      (j) Due Diligence. Purchaser shall have completed its due diligence review of Sellers and determined that the results of such review are satisfactory to Purchaser.

         9.    TERMINATION, AMENDMENT AND MODIFICATION.

               9.1. Termination. This Agreement may be terminated at any time prior to the Closing:

                      (a) by mutual written consent of each of the parties hereto;

                      (b) by Purchaser, or the Stockholders and the Company, as the case may be (provided that the party seeking termination has diligently and in good faith performed or complied in all material respects with the agreements and covenants required to be performed by it hereunder) in the event that the transactions contemplated hereby are not consummated pursuant to this Agreement on or before August 1, 1998;

                      (c) by Purchaser, or the Stockholders and the Company, as the case may be, if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final Order or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, except, if the party relying on such Order or other action has not complied with its obligations under this Agreement; or

                      (d) by Purchaser, or the Stockholders and the Company, as the case may be, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach shall not have been cured in the case of a representation or warranty, prior to the Closing or, in the case of a covenant or agreement, within 45 business days following receipt by the breaching party of written notice of such breach from the other party.

                      (e) by Purchaser, in the event that Purchaser determines from the results of its due diligence review that consummation of the transactions contemplated by this Agreement are not in Purchaser's best interests or Purchaser's Board of Directors declines to approve such transactions.

               9.2 Procedure and Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1, written notice thereof shall forthwith be given by the terminating party to the other party hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Sections 7.1(b) and 11.7 shall survive the termination of this Agreement; provided however, that such termination shall not relieve any party hereto of any liability for any willful breach of this Agreement. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant hereto shall, to the extent practicable, be withdrawn from the agency or other persons to which they were made.

          10.  INDEMNIFICATION AND ESCROW

               10.1 Indemnification by the Stockholders. The Company and each of the Stockholders, jointly and severally (except that indemnity shall be several and not joint with respect to any representation and warranty or covenant made by the Stockholders severally and not jointly), hereby covenants and agrees to indemnify and hold harmless the Purchaser and its respective successors and assigns (subject to the notice, timing and amount limitations set forth in this Agreement) against and in respect of any liability, loss, damage, expense or other cost, including without limitation reasonable attorneys' fees and expenses (such amounts, after deducting insurance proceeds received by the Indemnitee (as defined herein) in respect thereof; being referred to herein as a "Loss") resulting from any (a) breach of any representation or warranty, or (b) breach or nonfulfillment of any agreement or covenant on the part of the Company. The indemnity provided in this Section 10.1 shall be satisfied solel out of the Escrow (as defined in Section 10.5) and Purchaser shall have no recourse whatsoever to the Stockholders or their assets (other than the Escrow Shares as provided in Section 10.5 and their respective Escrow Agreements).
The remedy provided in this Section 10 shall be Purchaser's exclusive remedy with respect to Losses arising out of the matters set forth in this Section 10.1; provided nothing herein shall relieve any party for liability for fraud.

               10.2 Indemnification by the Purchaser. Purchaser hereby covenants and agrees to indemnify and hold harmless each of the Stockholders, their successors and assigns (subject to the notice and timing requirements and survival and amount limitations provided in this Agreement), against and in respect of any Loss resulting from any (a) breach by Purchaser of any representation or warranty made by it herein or (b) breach or nonfulfillment of any agreement or covenant on the part of Purchaser.

               10.3 Indemnification Procedure. The procedure for indemnification of parties shall be as follows:

                      (a)   If at any time a party is entitled to
indemnification hereunder (the "Indemnitee") or shall become aware of any state of facts that have resulted or may result in a Loss, the Indemnitee shall promptly give written notice (a "Notice of Claim") to the party obligated to provide indemnification (the "Indemnitor") of the discovery of such potential or actual Loss. The Notice of Claim shall set forth (A) a description of the nature of the potential or actual Loss, and (B) the total amount of Loss anticipated (including any costs or expenses which have been or may be reasonably incurred in connection therewith). Except for a failure to deliver a Notice of Claim within the applicable survival period as provided under Section 11.6 (which failure shall constitute a complete defense) the Indemnitee's failure to give prompt notice shall constitute a defense (in whole or in part) to any claim by the Indemnitee against the Indemnitor for indemnification only to the extent that such failure shall have caused or increased such liability or adversely affected the ability of the Indemnitor to defend against or reduce its liability.

                      (b) The Indemnitor shall accept or reject any Loss as to which a Notice of Claim is sent by the Indemnitee by giving written notice of such acceptance or rejection (the "Indemnitor Notice") to the Indemnitee within sixty (60) days after the date of receipt of the Notice of Claim. Failure of the Indemnitor to reject a Loss within 60 days of receipt of the Notice of Claim shall be conclusive evidence of the Indemnitor's acceptance of its responsibility to indemnify the Indemnitee against such Loss.

                      (c) If the Indemnitor elects to reject the claim, the Indemnitor Notice shall set forth a description of the nature of the basis for the rejection of such claim.

                      (d) Should the Indemnitee and the Indemnitor fail to reach a settlement within ten (10) days of the Indemnitor's notice, the Purchaser and the Stockholders agree that such controversy shall be settled exclusively by arbitration in New York, New York in accordance with the National Rules of the American Arbitration Association. The decision of the arbitration or arbitrators shall be binding on all parties hereto, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. In reaching its decision, the arbitrator shall have no authority to change or modify any provision of this Agreement.

                      (e) If any Notice of Claim relates to any Third-Party Claim, the Notice of Claim shall state the nature, basis and amount of such claim. In the event that the Indemnitor accepts the Loss as to which the Notice of Claim is sent or an arbitrator determines that such Loss is covered by this
Section 10, or if a dispute is pending before an arbitrator, the Indemnitor shall have the right, at its election, by written notice given to the Indemnitee, to assume the defense of the claim as t which such notice has been given with counsel reasonably acceptable to the Indemnitee. Except as provided in the next sentence, if the Indemnitor so elects to assume such defense, it shall diligently and in good faith defend such claim and shall keep the Indemnitee reasonably informed of the status of such defense, and the Indemnitee shall cooperate with the Indemnitor in the defense of such claim, provided that in the case of any settlement providing for remedies other than monetary damages for which indemnification is provided, the Indemnitee shall have the right to approve the settlement, which approval shall not be unreasonably withheld or delayed. If the Indemnitor does not so elect to defend any claim as aforesaid or shall fail to defend any claim diligently and in good faith (after having so elected), the Indemnitee may, at the Indemnitor's expense, assume the defense of such claim and take such other action as it may elect or defend or settle such claim as it may determine in its reasonable discretion.

               10.4 Limitations on Indemnity. Purchaser shall make no claim for indemnity under Section 10.1, and the Stockholders shall make no claim for indemnity under Section 10.2, until the dollar amount of all Losses shall exceed $300,000 (the "Basket"), in which event the Indemnitor shall be responsible for the aggregate amount of such Losses, including the amount of the Basket, provided that no party shall be required to make any payments with respect to individual items where the Losses related thereto are less than $10,000 and such items shall not be aggregated for purposes of determining the Basket, provided, further that the Stockholders' obligation and liability for any and all breaches of the representations and warranties and covenants set forth in this Agreement, other than the representations and warranties contained in Sections 4.1, 4.4, 4.10, 4.12, 4.13, shall be limited to the Escrow Shares (as hereinafter defined).

               10.5   Escrow.

                      (a) At the Closing the Company and the Stockholders, the Purchaser and an escrow agent (which shall be a commercial bank selected by the Purchaser and reasonably acceptable to the Stockholders, shall enter into an escrow agreement (the "Escrow Agreement"), the terms of which shall be mutually satisfactory to all of the parties, pursuant to which a portion of the Purchase Price having an aggregate Market Value equal to US $2,770,000 (the "Escrow Amount"), will be delivered by the Stockholders to the escrow agent (the "Escrow"). The Escrow Agreement shall permit the Company or the Stockholders to receive all dividends and other distributions, if any, paid in respect of any Purchaser Shares delivered to the Escrow Agent (the "Escrow Shares") and to vote all Escrow Shares. The Escrow Shares will stand as security for any and all claims made under this Section 10 by the Purchaser.

                      (b) Payment to the Purchaser of any amounts pursuant to this Section 10 shall be delivered to and released by such escrow agent as and when provided pursuant to the Escrow Agreement. The Escrow Agreement shall provide that the number of Escrow Shares released in respect of any Escrow claims shall be determined by using the Closing Date Market Value. The Escrow Agreement shall also provide that promptly upon the expiration of the period ending twelve (12) months from the Closing Date, the escrow agent shall release from the Escrow and deliver to Stockholders the balance of the Escrow Amount, unless a claim against the Escrow is pending at such time, in which event the remaining Escrow Amount not covered by such claim shall be released to the Stockholders and the release of the Escrow Amount subject to such claim shall occur promptly after the resolution of such pending claim.

               10.6 Indemnification Sole Remedy. The indemnification contained in this Section 10 shall be deemed to be the exclusive remedy of the Indemnified Party in connection with or arising from any failure of the Indemnifying Party to perform any of its covenants or obligations in this Agreement or any breach by the Indemnifying Party of any representation or warranty contained in this Agreement; provided the provisions of this Section 10.6 shall in no way restrict or limit any parties' liability for fraud.

          11.  SELLERS' "PUT" OPTION; RIGHT OF FIRST REFUSAL.

               11.1 Sellers' "Put" Option. The Sellers may require Purchaser to repurchase the Purchaser Shares (the "Put Option") pursuant to the Put Option Agreement attached hereto as Attachment G.

               11.2 Purchaser's Right of First Refusal. Not less than ten (10) days prior to the sale by Sellers of any shares of Purchase Common Stock delivered to Sellers in accordance with Section 2.3(a) hereof, the Sellers shall provide Purchaser with written notice of Sellers' intention to sell such shares of Purchaser Common Stock (a "Sale Notice") and Purchaser shall be entitled within ten (10) days of receipt of such notice to notify Sellers in writing of its intent to repurchase all or a part of such shares at the closing price for such shares on the Nasdaq Stock Market (National Market) as of the date of Sellers' notice to Purchaser of its intention to sell such shares. Purchaser shall make payment to Seller for such shares no later than seven (7) days after Sellers' receipt of Purchaser's written notice of its intent to make such purchase. If Sellers do not sell such shares within thirty (30) days after a Sale Notice is given, Sellers shall again be subject to the provisions of this
Section 11.2.

          12.  NON-COMPETITION/NON-SOLICITATION

               12.1 Non-Competition. The Company shall not, for a period of four years after the Closing Date, directly or indirectly, engage, anywhere the Purchase does business as of the Closing Date in the sale or offering or promoting for sale of any product, process, good or service which is the same as, is functionally similar to, or competes with, any product, process, good or service which the Company, Purchaser or any of its Subsidiaries has sold or offered or promoted for sale within the three years preceding the Closing Date.

               12.2 Non-Solicitation of Employees. The Company shall not directly or indirectly, for itself or on behalf of any individual or entity, hire any employee of Purchaser or any of its Subsidiaries, or induce or attempt to induce any such employee to leave his or her employment with Parent or any of its Subsidiaries, at any time within four years from the Closing Date.


               12.3 Non-Solicitation or Interference with Customers and Suppliers. The Company shall not, directly or indirectly, for itself or on behalf of any individual or entity, solicit, divert, take away or attempt to take away any of Purchaser's, the Company's or any of the Purchaser's Subsidiaries' customers or suppliers or the business or patronage of any such customers or suppliers or in any way interfere with, disrupt or attempt to disrupt any then existing relationships between Purchaser or any of its Subsidiaries, and any of their respective customers or suppliers or other individuals or entities with whom any of them deals or contact or enter into any business transaction with any such customers or suppliers or other individuals or entities for any purpose at any time within four years from the Closing Date.

               12.4 Acknowledgments. Sellers acknowledge that, in view of the nature of the Company's business and the business objectives of Purchaser in acquiring the Assets and the Business, and the consideration paid therefor, the restrictions contained in this Article XII are reasonably necessary to protect the legitimate business interests of Purchaser and that any violation of such restrictions will result in irreparable injury to Purchaser and the business Purchaser has acquired hereunder for which damages will not be an adequate remedy. The Company and the Stockholders therefore acknowledge that if any such restrictions are violated, Purchaser shall be entitled to preliminary and injunctive relief as well as to an equitable accounting of earnings, profits and other benefits arising from such violation.

          13.  MISCELLANEOUS

               13.1 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

               13.2 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of all the parties hereto.

               13.3 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of New York without reference to the choice of law principles thereof. The parties hereto agree that, except as otherwise provided in Section 10.3(d) hereof, the appropriate and exclusive forum for any disputes between any of the parties hereto arising out of this Agreement or the transactions contemplated hereby shall be federal district court in New York, New York. The parties hereto further agree that the parties will not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby, except as expressly set forth below for the execution or enforcement of judgment, in any court or jurisdiction other than the above specified court. The foregoing shall not limit the rights of any party to obtain execution of judgment in any other jurisdiction. The parties further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

               13.4 Entire Agreement. This Agreement and the Schedules hereto contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties with respect to the subject matter hereof other than those set forth or referred to herein or therein, except for certain confidentiality provisions set forth in that certain letter of intent dated May 28, 1998, between Purchaser and the Company, as modified in writing from time to time, shall remain in full force and effect.

               13.5 Agreement for the Parties' Benefit Only. This Agreement is not intended to confer upon any person not a party hereto any rights or remedies hereunder, and no person other than the parties hereto is entitled to rely on any representation, warranty or covenant contained herein.

               13.6 Survival of Representations and Warranties. Solely for purposes of the indemnification provisions set forth in Section 10, and subject to the limitations set forth therein, the representations and warranties set forth in this Agreement, shall survive the Closing under this Agreement for a period of twelve (12) months from the Closing Date, provided that the representations and warranties in Sections 4.1, 4.4 and 4.10 shall survive the Closing until the third anniversary of the Closing Date. If prior to the close of business on the scheduled date for expiration of a particular representation, warranty or covenant that is the basis for a claim for indemnity under Section 10, the Company and Stockholders or Purchaser shall have been notified of such claim, then the representation, warranty or covenant that is the basis for such claim shall continue to survive and shall remain a basis for indemnity, to the extent of such specific claim only, until such claim is finally resolved or disposed of. Except as described above, to the extent that the covenants of the parties contained in this Agreement that contemplate or may involve actions to be taken (a) solely prior to the Closing shall not survive the Closing, and (b) after the Closing, they shall survive until such actions shall have been performed in accordance with their terms.

               13.7 Expenses. All legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. Without limiting the generality of the foregoing, consistent with the notion that each party shall bear its expenses, and subject at all times to the representations and agreements set forth herein, the Company shall pay the investment banking, accounting and legal fees incurred in connection with this Agreement.

               13.8 Specific Performance. The Stockholders and Purchaser each acknowledge that, in view of the uniqueness of the Company, the Stockholders and Purchaser would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agree that the Stockholders and Purchaser shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which any of the Stockholders or Purchaser may be entitled, at law or in equity.

               13.9. Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally or sent by registered mail or certified mail, postage prepaid, to the appropriate address as set forth below. Notice to the Company shall be addressed to:


                           RPM Associates, Inc.
                           7130 Minstrel Way
                           Suite 230
                           Columbia, MD  21045
                           Attention:  Robert P. Miller, Jr., President
                           Facsimile No.:  (410) 309-6070

                           with copies to:

                           Piper & Marbury L.L.P.
                           36 South Charles Street
                           Baltimore, Maryland  21201
                           Attention:  Stephen A. Riddick, Esq.
                           Facsimile No.:  (410) 539-0489
                                            and

                           Gebhardt & Smith
                           Ninth Floor, World Trade Center
                           Baltimore, Maryland  21202
                           Attention:  Jean Sheftic Bilodeau, Esq.
                           Facsimile No.:  (410) 385-5119


or at such other address and to the attention of such other person as the Company may designate by written notice to Purchaser. Notice to the Stockholders shall be addressed as set forth on Schedule 12.9, with copies to the Company, Piper & Marbury L.L.P. and Gebhardt & Smith. Notice to Purchaser shall be addressed to:

                           Computer Horizons Corp.
                           49 Old Bloomfield Avenue
                           Mountain Lakes, NJ  07046-1495
                           Attention:  Dennis DiVenuta, Esq.
                           Facsimile No.:  (973) 402-7985

                           with copies to:

                           Proskauer Rose LLP
                           1585 Broadway
                           New York, New York  10036-8299
                           Attention:  Robert A. Cantone, Esq.
                           Facsimile No.:  (212) 969-2900


or at such other address and to the attention of such other person as Purchaser may designate by written notice to the Company and the Stockholders. Any notice shall be deemed to have been served or given upon receipt.

               13.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties and any purported assignment without such consent shall be null and void; provided, that prior to the Closing, the Purchase may assign its rights hereunder to a wholly-owned subsidiary; and provided, further, that notwithstanding any such permitted assignment, the Purchaser shall remain liable for all of the Purchaser's obligations under this Agreement.

               13.11  Interpretation; Absence of Presumption.

                      (a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, and Schedule references are to the Articles, Sections, paragraphs, and Schedules to this Agreement unless otherwise specified, (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified, (iv) the word "or" shall not be exclusive, and (v) provisions shall apply, when appropriate, to successive events and transactions.

                      (b) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

               13.12  Extension; Waiver. At any time prior to the Closing
Date, each party hereto may but shall not be required to (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties hereto, and the failure of any party hereto to assert any of its rights hereunder and shall not constitute a waiver of such rights absent such instrument in writing.

               13.13 Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

          IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.


                                           COMPUTER HORIZONS CORP.


                                           By:__________________________________
                                                Name:
                                                Title:



                                           RPM ASSOCIATES, INC.


                                           By:__________________________________
                                                Name:  Robert P. Miller, Jr.
                                                Title:  President

                                           STOCKHOLDERS


                                           -------------------------------------
                                           Robert P. Miller, Jr.



                                           -------------------------------------
                                           Diane M. Miller

                                    SCHEDULES

Schedule A          Stock Ownership
Schedule 1(a)(iii)  Other Contract Obligations Delegated
Schedule 1(a)(iv)   Liabilities Assumed by Purchaser
Schedule 1(d)       Excluded Liabilities
Schedule 1(f)(i)    Contracts
Schedule 1(f)(ii)   Computer Software and Programs
Schedule 1(f)(iii)  Tangible Personal Property
Schedule 1(f)(v)    Office Equipment Leases
Schedule 2.3(b)     Subsequent Payment
Schedule 2.3(c)     Post-Closing Adjustment
Schedule 4.1(d)     No Violations or Breaches
Schedule 4.1(e)     Required Consents or Authorizations
Schedule 4.2(a)     Company Securities
Schedule 4.4        Real Property Owned or Leased
Schedule 4.5        Intellectual Property; Licenses
Schedule 4.6        Labor Matters
Schedule 4.7        Customers
Schedule 4.8        Compliance with Laws
Schedule 4.9(a)     Material Contracts
Schedule 4.9(b)     Status of Material Contracts
Schedule 4.10       Taxes
Schedule 4.11       Employee Benefit Plans
Schedule 4.12       Material Adverse Changes
Schedule 4.15       Bank Accounts, Etc.
Schedule 4.16       Insurance
Schedule 4.17       Recent Operations
Schedule 4.20       Litigation
Schedule 4.23       Affiliate Transactions
Schedule 5.2        Purchaser Securities
Schedule 7.3(b)     Conduct of Company's Business:  Indebtedness, Loans, Pledges
Schedule 7.3(e)     Conduct of Company's Business:  Liens
Schedule 7.8        Employees Responsible for Accounts Receivable Collection
Schedule 8.3(f)     Individuals to be Subject to Employment Agreements
Schedule 12.9       Notices


                                   ATTACHMENTS

Attachment A        Form of Escrow Agreement
Attachment B        Form of General Assignment and Bill of Sale
Attachment C        Form of Assumption Agreement
Attachment D        Form of Employment Agreement
Attachment E        Form of Stockholder Non-Competition and
                    Confidentiality Agreement
Attachment F        Form of Management Non-Competition and
                    Confidentiality Agreement
Attachment G        Form of Put Agreement